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News Release

For Immediate Release


     OCCULOGIX RECEIVES FDA CLEARANCE TO INITIATE MIRA-1 CROSSOVER STUDIES

TORONTO, ON--February 28, 2005-- OccuLogix, Inc. (NASDAQ: RHEO; TSX: RHE) today announced that the U.S. Food and Drug Administration ("FDA") has completed a review of the Long-term Efficacy in AMD from Rheopheresis in North America ("LEARN") protocols submitted to it by OccuLogix on January 21, 2005, and has given OccuLogix permission to initiate the studies.

MIRA-1 Background

AMD is the leading cause of late onset visual impairment and legal blindness in people over the age of 50. Dry AMD, the most common form of the disease, currently afflicts approximately 13.0 to 13.5 million people in the United States, representing approximately 85% to 90% of all AMD cases in the country.

Recently, OccuLogix completed enrollment of 185 patients for participation in MIRA-1, its pivotal (phase III) stage clinical trial using its RHEO System to treat Dry AMD. MIRA-1 is a randomized (2:1), placebo-controlled trial designed to evaluate the safety and efficiency of RHEO Therapy in patients with intermediate-to-late stage, or Category 3 and Category 4, Dry AMD. Each patient in MIRA-1 receives either eight RHEO Therapy or eight placebo procedures respectively over ten weeks. The study's primary endpoint is the mean change in Best Spectacle-Corrected Visual Acuity applying the Early Treatment Diabetic Retinopathy Scale ("ETDRS BCVA"). Secondary and tertiary endpoints include legal driving, vision improvement, vision loss, drusen reduction and progression to legal blindness. If successful, MIRA-1 is expected to support OccuLogix's application with the FDA to obtain approval to market the RHEO System in the United States.

Crossover Studies

LEARN-1 is an open-label multi-center study that will enroll up to 120 subjects who have completed the "treatment arm" of the MIRA-1 study. There will be up to 12 investigational sites where the subjects will be randomized in a 1:1 fashion to receive either two (2) or four (4) RHEO Therapy "booster" procedures, and the results between the groups will be compared after 3, 6, 9, and 12 months of follow-up from baseline.

LEARN-2 is an open-label multi-center study that will enroll up to 60 subjects who have completed the "placebo arm" of the MIRA-1 study. There will be up to 12 investigational sites where the subjects will receive eight (8) RHEO Therapy procedures and will have a 3, 6, 9 and 12 month follow up from baseline evaluation.

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Subjects in both LEARN-1 and LEARN-2 must continue to have at least one eye with
Dry AMD and be in good general health.

"We expect to launch patient screening for inclusion in the two crossover studies in the second quarter of this year," said Elias Vamavakas, OccuLogix's Chairman and CEO.

Vamvakas concluded, "While the results will not be included in our PMA application with the FDA, we believe that the additional knowledge gained from LEARN-1 and LEARN-2 will prove to be extremely valuable. For example, when enrollment in the crossover studies commences this Spring from amongst the first group of 85 MIRA-1 patients who completed either their treatment or placebo arms, up to, and in many cases more than, 5 years will have passed since they had their original baseline examines. It will be fascinating to see how the treated patients faired relative to the placebo patients in the progression of their disease over the long-term."

About OccuLogix, Inc.

OccuLogix is an ophthalmic therapeutic company founded to commercialize innovative and evidence based treatments for eye diseases, including age-related macular degeneration. AMD is the leading cause of late onset visual impairment and legal blindness in people over the age of 50. OccuLogix's common shares trade on the NASDAQ National Market under the symbol 'RHEO' and on the Toronto Stock Exchange under the symbol 'RHE'.

Forward Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian regulatory authorities, including our Registration Statement on Form S-1. We do not undertake to update any forward-looking statements.


FOR FURTHER INFORMATION PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Corporate Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com